Exhibit 99.1

TD SYNNEX Announces Launch of Secondary Public Offering of Common Stock and Concurrent Share Repurchase

FREMONT, CA and CLEARWATER, FL, January 25, 2023 – TD SYNNEX Corporation (NYSE: SNX) (“TD SYNNEX” or the “Company”) today announced a proposed secondary public offering of 4,500,000 shares of its common stock currently held by certain entities managed by affiliates of Apollo Global Management, Inc. (the “Selling Stockholders”). The underwriters will have a 30-day option to purchase up to an additional 675,000 shares of common stock from the Selling Stockholders. TD SYNNEX is not selling any shares of its common stock and will not receive any proceeds from the sale of the shares by the Selling Stockholders in the offering.

In addition, the Company has authorized the purchase from the underwriters of 900,000 shares of common stock as part of the secondary public offering, which represents 20% of the shares being offered by the Selling Stockholders in the secondary public offering, up to a maximum of $100 million of shares (the “Concurrent Share Repurchase”). The Concurrent Share Repurchase is part of the Company’s existing $1 billion share repurchase program. The Company intends to fund the Concurrent Share Repurchase from existing cash on hand. The underwriters will not receive any underwriting discount for the shares being repurchased by the Company.

Goldman Sachs & Co. LLC, Barclays and Citigroup are acting as lead book-running managers for the offering. Apollo Global Securities is also acting as joint book-running manager with respect to the offering.

A shelf registration statement (File No. 333-259270) relating to the resale of the shares was previously filed with the Securities and Exchange Commission (the “SEC”) and became effective on September 2, 2021. The offering will be made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. Copies of the preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and, when available, may be obtained by contacting: Goldman Sachs & Co. LLC by mail at 200 West Street, New York, NY 10282, Attention: Prospectus Department, by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, by mail at 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (888) 603-5847, or by email at barclaysprospectus@broadridge.com; or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, by mail at 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at (800) 831-9146.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TD SYNNEX

TD SYNNEX is a leading global distributor and solutions aggregator for the IT ecosystem. We’re an innovative partner helping more than 150,000 customers in 100+ countries to maximize the value of technology investments, demonstrate business outcomes and unlock growth opportunities. Headquartered in Clearwater, Florida, and Fremont, California, TD SYNNEX’s approximately 23,500 co-workers are dedicated to uniting compelling IT products, services and solutions from 1,500+ best-in-class technology vendors. Our edge-to-cloud portfolio is anchored in some of the highest-growth technology segments including cloud, cybersecurity, big data/analytics, IoT, mobility and everything as a service. TD SYNNEX is committed to serving customers and communities, and we believe we can have a positive impact on our people and our planet, intentionally acting as a respected corporate citizen. We aspire to be a diverse and inclusive employer of choice for talent across the IT ecosystem. For more information, visit www.TDSYNNEX.com, follow us on Twitter, LinkedIn, Facebook and Instagram.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of terms such as “propose,” “will,” “expect,” “shall,” and similar terms or the negative of such terms, and include, without limitation, statements regarding the expected timing, size, and completion of the proposed offering, the grant to the underwriters of the option to purchase additional shares, and other information that is not historical information. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks and uncertainties related to completion of the public offering on the anticipated terms or at all, market conditions and the satisfaction of customary closing conditions related to the public offering. More information about the risks and uncertainties faced by TD SYNNEX is contained in the section captioned “Risk Factors” in the prospectus supplement related to the public offering and from time to time in the Company’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended November 30, 2022, as well as subsequent SEC filings. The forward-looking statements contained in this release are as of the date of this release, and, except as required by law, TD SYNNEX does not undertake any obligation to update any such statements, whether as a result of new information, future events or otherwise.

Contact:

Liz Morali

Investor Relations

510-668-8436

ir@tdsynnex.com

Bobby Eagle

Global Corporate Communications

727-538-5864

bobby.eagle@tdsynnex.com